Exhibit 10.0
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is dated as of May 4, 2007 and is entered into between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”) and ALEXZA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), with reference to the following facts, effective as of the first business day after the date of mutual execution of this Amendment as set forth above (such first business day being referred to herein as the “Phase I Expansion Commencement Date”):
Recitals
     A. Landlord and Tenant are parties to a Lease dated as of August 25, 2006 (the “Initial Lease”), covering premises consisting of the building commonly known as 2091 Stierlin Court (the “Initial Premises”) in the Britannia Shoreline Technology Park in Mountain View, California, containing approximately 65,604 square feet. The term of the Initial Lease is scheduled to expire on March 31, 2018, subject to two 5-year renewal options as set forth in the Initial Lease.
     B. As of the Phase I Expansion Commencement Date and the Phase II Expansion Commencement Date (as defined below), as applicable, Landlord and Tenant wish to add the building commonly known as 2023 Stierlin Court, a two-story building consisting of approximately 41,290 square feet of space, to the Premises covered by the Lease for the remainder of the initial Term of the Lease (as extended by this Amendment) and, if applicable, for any renewal term duly elected by Tenant under the Lease. The second floor of the 2023 Stierlin Court building is presently vacant; the first floor of the 2023 Stierlin Court building is presently occupied by an existing tenant (the “Existing Tenant”) pursuant to a lease which is scheduled to expire on April 30, 2008, so Tenant’s occupancy of the Expansion Premises will occur on a phased basis as more particularly set forth in this Amendment.
     C. In connection with the addition of the Expansion Premises to the Initial Premises pursuant to this Amendment, Landlord and Tenant also wish to modify certain provisions of the Initial Lease and certain of their respective rights and obligations thereunder, all subject to and as more particularly set forth in this Amendment. As of the date of mutual execution of this Amendment by the parties, this Amendment modifies and amends the Initial Lease and supersedes any inconsistent provisions of the Initial Lease with respect to the matters covered by this Amendment.
     D. For purposes of this Amendment and of the Initial Lease as modified by this Amendment, the term “Phase I Expansion Premises” shall mean the second floor of the 2023 Stierlin Court building, together with the exclusive right to use the elevator and stairways accessing the second floor of the building and the non-exclusive right to use those portions of the first floor of the building designated by Landlord from time to time as building common areas available for shared, non-exclusive use by the first-floor tenant and the second-floor tenant (such designated shared areas being referred to herein as the “Building Common Areas”); the term “Phase II Expansion Premises” shall mean the first floor of the 2023 Stierlin Court building, including the Building Common Areas, but excluding the elevator and stairways accessing the second floor of the building; the term “Expansion Premises” shall mean the entire 2023 Stierlin Court building, consisting collectively of the Phase I Expansion Premises and the Phase II Expansion Premises; the term “Premises” shall mean and include both the Initial Premises and the Expansion Premises; the term “Lease” shall mean the Initial Lease as modified by this Amendment; and the term “Building” shall be construed to include both the 2091 Stierlin Court building and the 2023 Stierlin Court building, and as so construed shall be substantially equivalent to the term “Premises,” except that if the context clearly requires that the term “Building” be applied to a single building, then such term shall be construed to apply separately and severally to the 2091 Stierlin Court building and the 2023 Stierlin Court building, as the context may reasonably require. The location of the Expansion Premises within the Center is depicted on Exhibit A attached hereto and incorporated herein by this reference; the Phase I Expansion Premises are depicted on Exhibit B attached hereto and incorporated herein by this reference; and the Phase II Expansion Premises, including the Building Common Areas on the first floor of the 2023 Stierlin Court building, are depicted on Exhibit C attached hereto and incorporated herein by this reference. Capitalized terms used in this Amendment as defined terms but not specifically defined in this Amendment shall have the meanings assigned to such terms in the Initial Lease.
Agreement
     NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows, effective upon their mutual execution of this Amendment or as otherwise expressly provided herein:
     1. Phase I Expansion Premises Included in Premises; Minimum Monthly Rent; Operating Cost Share; Utilities.
          (a) As of the Phase I Expansion Commencement Date, (i) the Phase I Expansion Premises are added to the Initial Premises and shall constitute part of the Premises under the Lease for all purposes, except as otherwise expressly provided herein, and (ii) Tenant shall have access to the Phase I Expansion Premises for all of the purposes described in Section 2.2 of the Initial Lease, subject to all of the terms and conditions set forth in such Section 2.2, with the Phase I Expansion Commencement Date being deemed to be the “Early Access Date” (as defined in such Section 2.2) with respect to the Phase I Expansion Premises.
          (b) The Phase I Expansion Premises were fully constructed prior to the date of this Amendment, have been measured by Landlord’s Architect and, applying the measurement formula customarily used by Landlord to measure square footage of buildings in the Center, have been determined to contain 21,956 square feet (including an allocable portion of the Building Common Areas), which measurement is final and binding on the parties, is hereby accepted by the parties for all purposes under this Amendment and under the Lease, and is not subject to remeasurement or adjustment.
          (c) Prior to January 1, 2008 (the “Phase I Expansion Rent Commencement Date”), Tenant shall have no obligation to pay monthly minimum rental for the Phase I Expansion Premises. Effective as of the Phase I Expansion Rent Commencement Date, the

monthly minimum rental payable by Tenant pursuant to Section 3.1 (a) of the Lease for the Expansion Premises (consisting at that point solely of the Phase I Expansion Premises), and the combined monthly minimum rental payable by Tenant for the Expansion Premises and the Initial Premises, shall be as set forth in Schedule 1 attached hereto and incorporated herein by this reference.
          (d) The square footage used in Schedule 1 in calculating the monthly minimum rental applicable to the Phase I Expansion Premises for periods prior to July 1, 2008 (and, if applicable, in calculating Tenant’s Operating Cost Share for periods prior to January 1, 2008 pursuant to the final sentence of subparagraph (e) below), in being less than the entire square footage of the Phase I Expansion Premises, is not meant to imply any limitation on Tenant’s right or ability to have access to and to use the entire Phase I Expansion Premises during such months, and shall not affect in any way the calculation of Tenant’s Operating Cost Share under the Lease (which shall include the entire square footage of the Expansion Premises, beginning on the Phase I Expansion Rent Commencement Date), except as otherwise expressly provided in the final sentence of subparagraph (e) below. Such reduced square footage in Schedule 1 (and in subparagraph (e), if applicable) merely represents a method of implementing an economic agreement between the parties with respect to the calculation of Tenant’s monthly minimum rental obligation for the Phase I Expansion Premises during the period prior to July 1, 2008 (and, if applicable, Tenant’s Operating Cost Share obligation during the period prior to January 1,2008).
          (e) Effective as of the Phase I Expansion Rent Commencement Date, Tenant’s Operating Cost Share under the Lease (i) in the case of Operating Expenses that are reasonably allocable solely to the 2023 Stierlin Court building shall be fifty-three and eighteen hundredths percent (53.18%), based on a square footage of 21,956 square feet for the Phase I Expansion Premises and on a square footage of 41,290 square feet for the entire 2023 Stierlin Court building; and (ii) in the case of Operating Expenses that are determined and allocated on a Center-wide basis, shall be increased from 9.03% to 12.05%, based on an aggregate square footage of 87,560 square feet for the Initial Premises and the Phase I Expansion Premises and on an aggregate area of 726,508 square feet for all of the buildings presently located in the Center. Notwithstanding the foregoing provisions, if Tenant is actually conducting business operations in the Phase I Expansion Premises prior to the Phase I Expansion Rent Commencement Date (as opposed to merely performing the pre-operational activities contemplated in the Initial Lease for the early access period), then from the date Tenant commences such actual business operations until the Phase I Rent Commencement Date, Tenant shall be responsible for payment of Operating Expenses allocable to 10,978 square feet of the Phase I Expansion Premises, and accordingly Tenant’s Operating Cost Share during that limited period shall be deemed to be equal to (x) in the case of Operating Expenses that are reasonably allocable solely to the 2023 Stierlin Court building, twenty-six and fifty-nine hundredths percent (26.59%) and (y) in the case of Operating Expenses that are determined and allocated on a Center-wide basis, 10.54%.
          (f) From and after the Phase I Expansion Commencement Date (including during Tenant’s early access period with respect to the Phase I Expansion Premises), Tenant shall be responsible for payment of all costs for utilities and services supplied to the Phase I Expansion Premises. To the extent any such utilities or services to the Phase I Expansion

     Premises are not separately metered, Landlord shall make a reasonable allocation thereof as contemplated in Section 6.1 of the Lease.
     2. Phase II Expansion Premises Included in Premises; Minimum Monthly Rent; Operating Cost Share; Utilities.
          (a) Landlord shall tender possession of the Phase II Expansion Premises to Tenant as soon as (i) the Existing Tenant’s lease has expired, (ii) the Existing Tenant has vacated and surrendered the Phase II Expansion Premises and obtained any applicable governmental signoffs or releases with respect to the activities conducted by the Existing Tenant therein, and (iii) Landlord has completed any work in the Phase II Expansion Premises which Landlord determines it is necessary or desirable to complete prior to tender of the Phase II Expansion Premises to Tenant. The date on which Landlord tenders such possession to Tenant is referred to herein as the “Phase II Expansion Commencement Date,” The parties presently contemplate that the Phase II Expansion Commencement Date will occur on or about June 1, 2008.
          (b) As of the Phase II Expansion Commencement Date, (i) the Phase II Expansion Premises are added to the Initial Premises and shall constitute part of the Premises under the Lease for all purposes, except as otherwise expressly provided herein, and (ii) Tenant shall have access to the Phase II Expansion Premises for all of the purposes described in Section 2.2 of the Initial Lease, subject to all of the terms and conditions set forth in such Section 2.2, with the Phase II Expansion Commencement Date being deemed to be the “Early Access Date” (as defined in such Section 2.2) with respect to the Phase II Expansion Premises.
          (c) The Phase II Expansion Premises were fully constructed prior to the date of this Amendment, have been measured by Landlord’s Architect and, applying the measurement formula customarily used by Landlord to measure square footage of buildings in the Center, have been determined to contain 19,334 square feet (including an allocable portion of the Building Common Areas), which measurement is final and binding on the parties, is hereby accepted by the parties for all purposes under this Amendment and under the Lease, and is not subject to remeasurement or adjustment.
          (d) Prior to the later to occur of (i) September 1, 2008 or (ii) two (2) months after the Phase II Expansion Commencement Date (the later of such dates being referred to herein as the “Phase II Expansion Rent Commencement Date”), Tenant shall have no obligation to pay monthly minimum rental for the Phase II Expansion Premises. Effective as of the Phase II Expansion Rent Commencement Date, the monthly minimum rental payable by Tenant pursuant to Section 3.1 (a) of the Lease for the Expansion Premises, and the combined monthly minimum rental payable by Tenant for the Expansion Premises and the Initial Premises, shall be as set forth in Schedule 1 attached hereto and incorporated herein by this reference.
          (e) Effective as of the Phase II Expansion Rent Commencement Date, Tenant’s Operating Cost Share under the Lease (i) in the case of Operating Expenses that are reasonably allocable solely to the 2023 Stierlin Court building shall be one hundred percent (100%), and (ii) in the case of Operating Expenses that are determined and allocated on a Center- wide basis, shall be increased from 12.05% to 14.71%, based on an aggregate square footage of

106,894 square feet for the Initial Premises and the Expansion Premises and on an aggregate area of 726,508 square feet for all of the buildings presently located in the Center.
          (f) From and after the Phase II Expansion Commencement Date (including during Tenant’s Early Access Period with respect to the Phase II Expansion Premises), Tenant shall be responsible for payment of all costs for utilities and services supplied to the entire Expansion Premises.
     3. Maintenance, Repairs and Services.
          (a) During the period from the Phase I Expansion Commencement Date to the Phase II Expansion Commencement Date, while Tenant is occupying only a portion of the Expansion Premises, Landlord shall provide the following additional or supplemental maintenance, repairs and services to the Expansion Premises: (i) Landlord’s repair and maintenance obligations under Section 8.1 of the Initial Lease shall be expanded to include repair and maintenance of the Building Common Areas, the elevators serving the building, and the mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the building in general; (ii) Landlord shall make HVAC service available to the Phase I Expansion Premises from the existing HVAC system during normal business hours, at no extra charge to Tenant, and shall also make after-hours HVAC service available to the Phase I Expansion Premises, upon request by Tenant, for an additional charge calculated on the basis of a commercially reasonable rate specified by Landlord from time to time; and (iii) Landlord shall provide night janitorial service each weekday night for the Phase I Expansion Premises and the other tenant spaces in the building. The cost of all work performed by Landlord under this Paragraph 3(a) may, in Landlord’s discretion, either (x) be treated as an Operating Expense allocable entirely to the building in which the Expansion Premises are located or (y) be charged back by Landlord for direct reimbursement by the tenant(s) to whose premises the applicable work or service relates, in which event such reimbursement shall be paid to Landlord within twenty (20) days after Tenant’s receipt of Landlord’s written statement identifying the requested reimbursement and providing reasonable supporting information for the nature and cost of the work for which reimbursement is requested. The cost provisions of the preceding sentence shall not apply, however, to the extent the applicable work by Landlord is required due to any of the factors itemized in clauses (i) through (v) of Section 8.1 of the Lease.
          (b) From and after the Phase II Expansion Commencement Date, the provisions of the Initial Lease relating to allocation of maintenance and repair responsibilities between the parties and relating to provision of services (if any) by Landlord shall apply to the entire Expansion Premises in the same manner as theretofore applicable to the Initial Premises, and Landlord shall no longer be required to provide the additional or supplemental maintenance, repairs and services provided for in subparagraph (a) above.
     4. Term; Renewal Option.
          (a) The Termination Date for the initial Term of the Lease, which has previously been established as March 31, 2018, remains unaffected by this Amendment and shall apply to the Expansion Premises as well as to the Initial Premises.

          (b) Tenant shall continue to have the options set forth in Section 2.6 of the Lease to extend the Term of the Lease, at a minimum rental determined pursuant to Section 3.1(b) of the Lease, and otherwise upon all the terms and provisions applicable to the initial Term of the Lease, and such options shall apply to the entire Premises.
     5. Condition of Expansion Premises. Tenant is accepting the Expansion Premises “as is,” in their presently existing condition, except as otherwise expressly set forth in this Amendment, and acknowledges that the provisions of the Workletter (Exhibit B to the Lease) do not apply to the Expansion Premises and that Landlord has no obligation to make any improvements to the Expansion Premises or to provide any improvement allowance to Tenant in connection with this Amendment, except as follows:
          (a) Landlord shall perform Landlord’s Work (as defined in Section 2.3(a) of the Lease) with respect to each phase of the Expansion Premises on or before the applicable Expansion Commencement Date for such phase, or as soon thereafter as practicable (but in all events prior to the Expansion Rent Commencement Date for the applicable phase). Thereafter, the repair and maintenance obligations of the respective parties with respect to such phase of the Expansion Premises shall be governed by the applicable provisions of the Lease (as modified by this Amendment). Notwithstanding the foregoing provisions, the provisions of the Initial Lease as they apply to Landlord’s Work in the Expansion Premises are modified to provide that Tenant shall have until thirty (30) days after the Phase I Expansion Commencement Date, in the case of the Phase I Expansion Premises, and until thirty (30) days after the Phase II Expansion Commencement Date, in the case of the Phase II Expansion Premises, to ascertain that all systems covered by Landlord’s Work which serve the applicable phase of the Expansion Premises were in good working condition as of such phase’s respective Expansion Commencement Date.
          (b) Landlord shall provide Tenant with a tenant improvement allowance of One Million Thirty-Two Thousand Two Hundred Fifty Dollars ($1,032,250) (the “Expansion Premises TI Allowance”), which Expansion Premises TI Allowance is equivalent to a rate of $25 per rentable square foot in the Expansion Premises, for construction of tenant improvements in the Expansion Premises. Terms and conditions relating to the Expansion Premises TI Allowance to the construction of any alterations and improvements which Tenant elects to construct or install in the Expansion Premises with such Expansion Premises TI Allowances shall be the same as those set forth in the Initial Lease and in the Workletter with respect to the Tenant Improvement Allowance and the construction of alterations, additions, improvements and Tenant’s Work thereunder, subject to the following modifications and clarifications:
               (i) The Expansion Premises TI Allowance may be used in either phase of the Expansion Premises, without any minimum or maximum limit on the amount allocable to one phase or the other. In addition, any portion of the Expansion Premises TI Allowance which is not used by Tenant in the course of Tenant’s initial build-out of the Expansion Premises may, in Tenant’s discretion, be applied to alterations or improvements in the Initial Premises (subject, however, to all applicable restrictions under the Initial Lease and Workletter with respect to the kinds of improvements eligible for application of funds from the Tenant Improvement Allowance).

               (ii) Any portion of the Expansion Premises TI Allowances which has not been claimed or drawn by Tenant by June 30, 2009 shall expire and shall no longer be available to Tenant thereafter. The cost of any refurbishments, Alterations or improvements made by Tenant which are not eligible for expenditure of Expansion Premises TI Allowance funds, and any amount by which the cost of refurbishments, Alterations and improvements made by Tenant exceeds the available Expansion Premises TI Allowance, shall be Tenant’s sole cost and expense. The Expansion Premises TI Allowance is provided as part of the basic consideration to Tenant under this Amendment and will not result in any rental adjustment or additional rent beyond the minimum monthly rent expressly provided in the Lease as modified by Paragraphs 1 and 2 hereof and Schedule 1 attached hereto.
     6. Security Deposit. Landlord acknowledges that Tenant is not required to provide any additional security deposit under the Lease with respect to the Expansion Premises.
     7. Brokers. Landlord agrees to pay a brokerage commission in connection with the consummation of this Amendment (a) to Landlord’s broker, CB Richard Ellis, Inc. and (b) to Tenant’s broker, CRESA Partners, each in accordance with a separate written agreement. Each party respectively (i) represents and warrants that no other broker participated in the consummation of this Amendment and (ii) agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including (but not limited to) reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations, agreements or other dealings by the indemnifying party with any other broker in connection with this Amendment.
     8. Entire Agreement. This Amendment constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all prior negotiations, discussions, terms sheets, understandings and agreements, whether oral or written, between the parties with respect to such subject matter (other than the Lease itself, as expressly amended hereby).
     9. Execution and Delivery. This Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.
     10. Full Force and Effect. Except as expressly set forth herein, the Lease has not been modified or amended and remains in full force and effect.
[signature page follows]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

“Landlord”		“Tenant”

BRITANNIA HACIENDA VIII LLC,		ALEXZA PHARMACEUTICALS, INC.,
a Delaware limited liability company		a Delaware corporation

By:	Slough Estates USA Inc., Its Operations Manager and Member	By:

			Name:	August J. Moretti
			Title:	CFO

By:		By:
	Jonathan M. Bergschneider		Name:	Thomas B. King
	Senior Vice President		Title:	CEO
The undersigned entities, being all of the fee owners (as tenants in common) of the Center and the Property, hereby acknowledge, confirm and agree that: (i) they approve and accept the terms of the foregoing Amendment; (ii) Britannia Hacienda VIII LLC is authorized to enter into the Amendment and to perform all of the obligations of Landlord thereunder; and (iii) in the event they or any of them succeed to the right, title and interest of Landlord under the Lease, in consideration of and conditional upon attorment by Tenant or by any permitted assignee of Tenant’s interest under the Lease as contemplated in the final sentence of Section 15.1 of the Lease, they will not disturb the rights or occupancy of Tenant or of such permitted assignee, as applicable, so long as Tenant or such permitted assignee, as applicable, is not in material default under the Lease beyond any applicable cure periods (for which purposes the occurrence and continuance of any event of default under Section 14.1 of the Lease shall be deemed to be “material”).

Slough CDEC II, LLC, a Delaware limited liability company
By:
Jonathan M. Bergschneider, Secretary

Slough CDEC III, LLC, a Delaware limited liability company
By:
Jonathan M. Bergschneider, Secretary

Slough CDEC IV, LLC, a Delaware limited liability company
By:
Jonathan M. Bergschneider, Secretary

Schedule 1
Monthly minimum rental during the initial Term of the Lease (see Paragraphs 1(c) and 2(d) of Amendment and Section 3.1 (a) of Initial Lease):

	Initial	Expansion
	Premises	Premises		Expansion
	Monthly	Monthly	Expansion	Premises	Total
	Minimum	Minimum	Premises	Monthly	Monthly
	Rent Per	Rental	Square	Minimum	Minimum
Period	Initial Lease	Rate	Feet	Rent	Rent
04/01/07-12/31/07	$105,000.00	N/A	N/A	N/A	$105,000.00
01/01/08-03/31/08	$105,000.00	$2.50 psf	10,978 sf*	$27,445.00	$132,445.00
04/01/08-06/30/08	$150,000.00	$2.50 psf	10,978 sf*	$27,445.00	$177,445.00
07/01/08-08/31/08	$150,000.00	$2.50 psf	21,956 sf	$54,890.00	$204,890.00
09/01/08-12/31/08	$150,000.00	$2.50 psf	41,290 sf	$103,225.00	$253,225.00
01/01/09-03/31/09	$150,000.00	$2.58 psf	41,290 sf	$106,528.20	$256,528.20
04/01/09-12/31/09	$201,404.28	$2.58 psf	41,290 sf	$106,528.20	$307,932.48
01/01/10-03/31/10	$201,404.28	$2.66 psf	41,290 sf	$109,831.40	$311,235.68
04/01/10-12/31/10	$207,446.41	$2.66 psf	41,290 sf	$109,831.40	$317,277.81
01/01/11-03/31/11	$207,446.41	$2.74 psf	41,290 sf	$113,134.60	$320,581.01
04/01/11-12/31/11	$213,669.80	$2.74 psf	41,290 sf	$113,134.60	$326,804.40
01/01/12-03/31/12	$213,669.80	$2.82 psf	41,290 sf	$116,437.80	$330,107.60
04/01/12-12/31/12	$220,079.89	$2.82 psf	41,290 sf	$116,437.80	$336,517.69
01/01/13-03/31/13	$220,079.89	$2.90 psf	41,290 sf	$119,741.00	$339,820.89
04/01/13-12/31/13	$226,682.29	$2.90 psf	41,290 sf	$119,741.00	$346,423.29
01/01/14-03/31/14	$226,682.29	$2.99 psf	41,290 sf	$123,457.10	$350,139.39
04/01/14-12/31/14	$233,482.76	$2.99 psf	41,290 sf	$123,457.10	$356,939.86
01/01/15-03/31/15	$233,482.76	$3.08 psf	41,290 sf	$127,173.20	$360,655.96
04/01/15-12/31/15	$240,487.24	$3.08 psf	41,290 sf	$127,173.20	$367,660.44
01/01/16-03/31/16	$240,487.24	$3.17 psf	41,290 sf	$130,889.30	$371,376.54
04/01/16-12/31/16	$247,701.86	$3.17 psf	41,290 sf	$130,889.30	$378,591.16
01/01/17-03/31/17	$247,701.86	$3.27 psf	41,290 sf	$135,018.30	$382,720.16
04/01/17-12/31/17	$255,132.92	$3.27 psf	41,290 sf	$135,018.30	$390,151.22
01/01/18-03/31/18	$255,132.92	$3.37 psf	41,290 sf	$139,147.30	$394,280.22

*	“Deemed” square footage solely for rent calculation purposes

SHORELINE BOULEVARD
STIERLIN COURT
2091
2081.5
2081
2071
2061
2051
2029
2027
2025
2011
2021
2023

Britannia Shoreline Technology Park
MOUNTAIN VIEW, CALIFORNIA
EXHIBIT A